Exhibit 99.1

August 6, 2015

SOLITARIO EXTENDS US$5.0 MILLION CREDIT FACILITY AGREEMENT WITH RMB AUSTRALIA HOLDINGS

Denver, Colorado: Solitario Exploration & Royalty Corp. (“Solitario;” NYSE MKT: XPL; TSX: SLR) is pleased to announce that it has extended the expiry date of its US$5.0 million secured credit facility agreement (the “Facility Agreement”) with RMB Australia Holdings Limited (“RMB”) dated August 10, 2012. The expiry date of the Facility was extended to allow for any additional time that may be necessary to close the previously announced sale (see Solitario news release dated June 11, 2015) of Solitario’s 80% membership interest in the Mt. Hamilton project to Waterton Nevada Splitter, LLC, a wholly-owned subsidiary of Waterton Precious Metals Fund II Cayman, LP (collectively, “Waterton”) for US$24.0 million.

All terms of the Facility remain the same except the expiry date was extended to September 30, 2015. Solitario agreed to pay RMB an extension fee of US$50,000 and extend the existing 1,624,748 warrants associated with the Facility (the “RMB Warrants”) to August 21, 2016, subject to regulatory approval. Each RMB Warrant entitles the holder to purchase one share of Solitario common stock at an exercise price of US$1.5387 per share.

About Solitario

Solitario is an exploration and royalty company. Solitario has a joint venture with Minera Milpo (a Peruvian zinc miner) on its high-grade Bongará zinc project in Peru. Solitario is traded on the NYSE MKT ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

FOR MORE INFORMATION AT SOLITARIO, CONTACT:

Debbie Mino-Austin Director-Investor Relations	(800) 229-6827
Christopher E. Herald President & CEO	(303) 534-1030

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, and as defined in the United States Private Securities Litigation Reform Act of 1995 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Forward-looking statements are statements that are not historical fact. They are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made and address activities, events or developments that Solitario expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Forward-looking statements involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of closing the sale of its membership interest in the Mt. Hamilton project with Waterton. it can give no assurance that these expectations will prove correct. Additional risk factors are discussed in Solitario’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Solitario’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.